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                                                                  EXHIBIT 3.2(e)







                            CERTIFICATE OF AMENDMENT

                       TO THE CERTIFICATE OF INCORPORATION

                                       OF

                              HARMONY TRADING CORP.


         UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW THE UNDERSIGNED, being the President of HARMONY TRADING CORP., hereby certifies:


         The name of the corporation is Harmony Trading Corp. (the
"Corporation").

         1. The certificate of incorporation of said Corporation was filed by the Department of State on the 13th day of August, 1996.

         2. The certificate of incorporation of the Corporation is hereby amended to create and designate a series of preferred stock to be referred to as Series A Preferred Stock.

         3. To accomplish the foregoing, Article Fourth of the certificate of incorporation relating to the capital stock of the Corporation is hereby amended to read as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as common stock, par value $.000333 per share, 3,333,334 shares shall be designated as Series A Preferred Stock, par value $.001 per share, and 1,666,666 shares shall be designated as Preferred Stock, par value $.001 per share.

         Series A Preferred Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

         Voting Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to voting rights. Accordingly, the holder of each share of Series A Preferred Stock shall have the right to one vote for each such share held on any matter, question or proposition whatsoever that may properly come before the stockholders of the Corporation at meetings of stockholders of this corporation at which holders of common stock are entitled to vote or with respect to any other circumstance in which a stockholder of common stock is entitled to vote or to consent. With respect to such vote, each share


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         of Series A Preferred Stock shall carry the same voting power as each share of common stock. As long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation may not take any corporate action that would serve to diminish the voting rights of holders of the Series A Preferred Stock in a manner different from the voting rights of holders of the Corporation's common stock without the prior written consent of persons holding at least 2/3 of the then outstanding shares of Series A Preferred Stock.

         Dividend Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to dividend rights. Accordingly, the holder of each share of Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, on the same basis, at the same time and in the same amount as the holder of each share of common stock of the Corporation, when, as, and if declared by the board of directors.

         Liquidation Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to liquidation rights. Accordingly, in the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holder of each share of Series A Preferred Stock shall be entitled to receive, on the same basis, at the same time, and in the same amount, as the holder of each share of common stock of the Corporation, the holder's proportionate share of the assets of the Corporation distributed as part of such liquidation, dissolution or winding up.

         Automatic Redemption. Subject to applicable law, the Corporation shall automatically redeem shares of Series A Preferred Stock, for an amount per share equal to $.001, in direct proportion to, and at the time of, the issuance of shares of the Corporation's common stock, which shall be on the first and second anniversaries of the closing date of a Reorganization Agreement dated March 27, 2002 among the Corporation, Group Intercapital, Inc., a Canadian corporation, Nuvo Way, Inc., a Canadian corporation ("NUVO"), Heather Baker, and the shareholders of NUVO. From and after each redemption date, all rights of the holders of redeemed Series A Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

         Restrictions on Transfer. The Series A Preferred Stock may not be transferred or assigned by the individual or entity to which it is granted, otherwise than by will or the laws of descent and distribution.

         The undesignated shares of Preferred Stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;


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                  (b)      whether the shares of such series shall have voting
         rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

         The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative."

         4. The foregoing amendment was authorized by the unanimous written consent of the Board of Directors of the Corporation. Under Section 502 of the Business Corporation Law, shareholder approval was not required for this action.


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         IN WITNESS WHEREOF, I have signed this certificate on the 27th day of
March, 2002, and I affirm the statements contained herein as true under penalties of perjury.



                                          /s/ Henry J. Yersh
                                          ------------------------------
                                          Henry J. Yersh
                                          President















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